EXHIBIT 99.1

Point Therapeutics Announces Positive Results in Phase 2 Metastatic Melanoma Program

    BOSTON--(BUSINESS WIRE)--May 14, 2005--Point Therapeutics, Inc. (NASDAQ:POTP) announced positive interim results today in the Company's Phase 2 single-agent and combination studies of talabostat in patients with Stage IV melanoma. This announcement updates results released this morning in two abstracts at the American Society of Clinical Oncology Annual Meeting in Orlando, FL.
    In the single agent trial, 18 patients with metastatic melanoma have been evaluated to date. Two patients had a tumor response to talabostat as defined by RECIST, at least a 30% reduction in tumor size, with one of these patients experiencing a complete response, defined as a complete disappearance of their tumor. The most common adverse events were edema, fatigue, nausea, and muscle and joint pain, all of which have been generally manageable and reversible.
    "I am excited to see two responders out of the first 18 evaluable patients in this study. It is unusual for advanced melanoma patients to respond to new single-agent therapies, which gives us cause to be optimistic about the potential of talabostat as a treatment option for this disease," said Dr. Thomas Gajewski, a lead investigator in the study at the University of Chicago Medical Center and a member of Point's Clinical Advisory Board.
    In the second study in patients with metastatic melanoma, talabostat is administered in combination with cisplatin. Out of 15 evaluable patients to date, two patients have had a response of at least a 30% reduction in tumor size. The most common adverse events were nausea, fatigue and vomiting, which are consistent with cisplatin treatment.
    "The positive results to date, particularly in our single agent study, will allow us to proceed with the completion of our Phase 2 clinical studies in metastatic melanoma. The combination study with cisplatin has had a substantially greater incidence of nausea and vomiting than the single-agent study. Since talabostat is an oral medication, the nausea and vomiting impact patient compliance. This, in turn, has led to a higher number of unevaluable patients in this particular study," said Dr. Maggie Uprichard, Senior Vice President and Chief Development Officer at Point. "As a result, we have changed our protocol and are encouraging study sites to pre-medicate patients with anti-emetic medications. We will continue to enroll and evaluate patients in the combination trial and expect enrollment in both studies to be completed by the end of 2005. With continued supportive clinical results, our goal is to be in a position in the first half of 2006 to initiate a Phase 3 program with talabostat in metastatic melanoma," added Dr. Uprichard.
    Both studies are open-label, single-arm trials in patients with advanced metastatic melanoma using the Simon 2-stage design. The primary endpoint in both studies is objective response rate. In the single agent study, secondary endpoints include survival, duration of response, complete response, time to progression and cytokine expression in serum and biopsy tissue. In the combination study with cisplatin, secondary endpoints include survival, duration of response, time to progression, complete response and incidence of clinically-significant events of neutropenia or anemia.
    Data from Point's Phase 2 combination trial of talabostat with docetaxel in advanced non-small cell lung cancer (NSCLC) will be presented in a poster session at the American Society of Clinical Oncology Annual Meeting, Tuesday, May 17 at 8:00 a.m.

Upcoming Milestones:

Talabostat Trials         Clinical Development Milestones  Target Date
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Pancreatic Cancer         Initiation of Phase 2            Q2 2005
 w/gemcitabine
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CLL w/rituximab           Interim Phase 2 go/no-go         Q3 2005
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NSCLC w/docetaxel         Initiation of Phase 3            Q4 2005
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Melanoma                  Phase 3 go/no-go                 Q4 2005
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    About Point Therapeutics, Inc.:

    Point is a Boston-based biopharmaceutical company developing a family of dipeptidyl peptidase (DPP) inhibitors for a variety of cancers, certain hematopoietic disorders, type 2 diabetes and as vaccine adjuvants. Its lead product candidate, talabostat (PT-100), is a small molecule drug in Phase 2 clinical trials. Talabostat is orally-active and, through a novel mechanism of action, has the potential to inhibit the growth of malignant tumors and to accelerate the reconstitution of the hematopoietic system. In 2004, Point initiated four Phase 2 clinical trials of talabostat. The trials are studying talabostat in combination with Taxotere(R) for the treatment of advanced NSCLC, talabostat as a single agent to treat metastatic melanoma, talabostat in combination with cisplatin also to treat advanced metastatic melanoma, and talabostat in combination with rituximab to treat advanced chronic lymphocytic leukemia (CLL). The Company is also studying talabostat in clinical trials to potentially prevent both neutropenia and anemia. In addition, Point's portfolio includes two other DPP inhibitors in preclinical development--PT-630 for type 2 diabetes, and PT-510 as a vaccine adjuvant.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "expects," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of Point to (i) successfully develop and manufacture products, (ii) obtain external funding to finance the operations, (iii) obtain the necessary regulatory approvals, and (iv) obtain and enforce intellectual property rights, as well as the risk factors described in Point's 10-Q, filed with the Securities and Exchange Commission on May 10, 2005, and from time to time in Point's other reports filed with the Securities and Exchange Commission.

    CONTACT: Point Therapeutics, Inc.
             Sarah Cavanaugh, 617-933-7508
             or
             Investor Relations
             The Trout Group
             Christine Labaree, 781-685-2934